UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 12, 2007

LCC International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-21213	54-1807038
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7900 Westpark Drive, Suite A-315, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-873-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.01 Changes in Registrant's Certifying Accountant.

On May 8, 2007, LCC International, Inc. (the "Company") filed a Current Report on Form 8-K (the "Current Report") to report that the Company was notified by KPMG LLP ("KPMG") on May 2, 2007 that the client-auditor relationship between the Company and its principal auditor, KPMG, would cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2006 and the audit of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006. KPMG completed its audits and issued its reports thereon on December 12, 2007. The Company is filing this amendment to the Current Report to reflect this fact.

During the Company’s two fiscal years ended December 31, 2006 and the subsequent interim period through December 12, 2007, there were no (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of such disagreements in connection with its report, or (2) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that KPMG has advised the Company of the material weaknesses described below in connection with their audits of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 and 2005.

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the years ended December 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

KPMG’s report on the consolidated financial statements of the Company as of and for the years ended December 31, 2006 contained a separate paragraph stating that "As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment."

The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

KPMG’s report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 contained an adverse opinion on the effectiveness of internal control over financial reporting. The adverse opinion in the report identified the following material weakness as of December 31, 2005: The Company did not have effective policies and procedures related to accounting for fixed-price customer contracts accounted for under the percentage-of-completion method. Specifically, there was not an effective review of the performance status of fixed-price contracts by personnel with sufficient technical expertise related to accounting for contracts under the percentage-of-completion method. As a result, material misstatements were identified in revenues and cost of revenues in the Company’s preliminary 2005 consolidated financial statements.

KPMG’s report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 contained an adverse opinion on the effectiveness of internal control over financial reporting and contained a separate paragraph stating that "Management excluded Detron Belgium, which was acquired on December 29, 2006, from its evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. As of and for the year ended December 31, 2006, Detron Belgium represented $4.2 million (including goodwill of $1.6 million) of total assets and $0 of revenue, respectively, in the consolidated financial statements of the Company."

The adverse opinion in the report identified the following material weakness as of December 31, 2006:

• The Company’s entity-level policies and procedures for monitoring the effectiveness of control activities that relate to individual accounts and classes of transactions were not effective. Specifically, there was not effective planning of the nature, timing or extent of monitoring activities or adequate resources to ensure monitoring is performed on a timely basis by personnel with sufficient expertise. As a result of this material weakness, deficiencies in the design or operation of internal control over financial reporting, including deficiencies that represent more than a remote likelihood of a material misstatement in the Company’s annual or interim financial statements, may not be identified and remediated on a timely basis.

• The Company’s policies and procedures were not designed in a manner to ensure that all costs (primarily related to Valued Added Tax and the impact of changes in foreign currency exchange rates) were included in the accrual of costs related to its operations in Algeria and lacked adequate supervisory review. This material weakness resulted in errors in the accrued liabilities in the Company’s preliminary 2006 financial statements and in more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.

The Company provided KPMG with a copy of this disclosure and requested that KPMG furnish it with a letter addressed to the Securities and Exchange Commission stating whether KPMG agrees with the above statements. The Company will file the letter requested from KPMG by amendment to this report when provided.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCC International, Inc.

December 18, 2007	By:	/s/ Peter A. Deliso

Name: Peter A. Deliso
Title: Senior Vice President, New Ventures, General Counsel & Secretary